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EXHIBIT 11.1


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
            (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                                            For the Years Ended
                                                                           ---------------------
                                                                               December 31,
                                                                           1997             1996
                                                                           ----             ----
Basic EPS Calculation:

     Net income available to common shares                               $12,882          $82,961

     Average number of shares outstanding                                 64,020           61,923

     Basic earnings per share                                              $0.20            $1.34


Diluted EPS Calculation:

     Net income available to common shares                               $12,882          $82,961

     Average number of shares outstanding                                 64,020           61,923

     Effect of dilutive stock options                                      2,223               --
                                                                         -------          -------

     Total number of shares outstanding                                   66,243           61,923

     Diluted earnings per share                                            $0.19            $1.34

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